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                                                                     EXHIBIT 4.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

                               GENSIA SICOR INC.
                     2.675% Subordinated Convertible Notes
                                due May 1, 2004

No. 1                                              San Diego, CA
[$20,000,000.00]/1/                                _______, 1997


          GENSIA SICOR INC. (the "Company"), a Delaware corporation, for value received, hereby promises to pay to [HEALTH CARE CAPITAL PARTNERS, L.P.], or registered assigns, the principal amount of TWENTY MILLION AND 00/100 DOLLARS [$20,000,000.00] on May 1, 2004, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal amount at the rate of 2.675% per annum from the date hereof, payable quarterly, in arrears, on the last business day of March, June, September and December, until such unpaid balance shall become due and payable (whether at maturity or at a date fixed for redemption or by declaration or otherwise). During the continuance of any Default or Event of Default, the Company shall pay interest on the outstanding principal of, and any other amounts (other than interest), if any, due on the Notes and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 11.75% per annum (computed on the same basis as above) until such overdue amount is paid or until such Default or Event of Default is cured. All payments on this Note shall be made in lawful money of the United States of America at the address specified by the holder hereof for such purpose in the Purchase Agreement, in the manner set forth in the Purchase Agreement.

          This Note is one of the Company's 2.675% Convertible Subordinated Notes due May 1, 2004 originally issued in the aggregate principal amount of $20,000,000.00 pursuant to the Purchase Agreement. The registered holder of this Note is entitled to the benefits of such Purchase Agreement and may enforce the agreements of the Company

______________________________
/1/ Registered holders and denomination of each Note to be determined. Aggregate amount of Notes issued to total $20,000,000.
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contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

          This Note is convertible, upon the terms and subject to the conditions specified in the Purchase Agreement.

          This Note is expressly subordinated to the extent and in the manner provided in Section 11 of the Purchase Agreement to all Senior Indebtedness (as defined therein) of the Company.

          This Note is a registered Note and, as provided in the Purchase Agreement, is transferable only upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

          This Note is subject to redemption, in whole or in part, all as specified in the Purchase Agreement.

          In case an Event of Default, as defined in the Purchase Agreement, shall occur and be continuing, the unpaid balance of the principal, interest and any other amounts payable on this Note may be declared and become due and payable in the manner and with the effect provided in the Purchase Agreement.

          THIS NOTE IS MADE AND DELIVERED IN NEW YORK, NEW YORK, AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

                                    GENSIA SICOR INC.

                                    By _________________________
                                    Title:

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